Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JUNE 27, 2011

CHESAPEAKE ENERGY CORPORATION COMMENTS ON INACCURATE AND
MISLEADING NEW YORK TIMES ARTICLE

OKLAHOMA CITY, OKLAHOMA, JUNE 27, 2011 – Chesapeake Energy Corporation (NYSE:CHK) rejected an inaccurate and misleading article in the Sunday, June 26, 2011 edition of the New York Times that accused the company of exaggerating natural gas shale wells’ productivity and industry reserve estimates of future well performance despite numerous available sources verifying the estimates.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Chesapeake stands behind all of its statements to shareholders, partners and the public regarding our natural gas discoveries and production.  Our industry’s operations and investment decisions are informed and guided by the best geoscientific, petrophysical and 3-D seismic data available and analyzed by some of the best drilling, completion, production and reservoir engineers in the business.  The results of the industry’s efforts to revolutionize natural gas development and production have been extraordinary and continue to improve.

“The Times story was obviously motivated by an anti-natural gas agenda.  It is telling that the reporter chose not to interview a single reliable source and instead selectively quoted emails from unnamed sources or well-known industry critics dating back to as early as 2007 to invent a series of inaccurate and misleading allegations.  If the Times was interested in reporting the facts and advancing the debate about the prospective benefits of natural gas usage to energy consumers, it could easily have contacted respected independent reservoir evaluation and consulting firms that annually provide reserve certifications to the U.S. Securities and Exchange Commission or contacted experts at the U.S. Energy Information Administration, the Colorado School of Mines’ Potential Gas Committee, the Massachusetts Institute of Technology, Navigant Consulting and others who would gladly have gone on record to confirm the abundant resources that have been made available thanks to the horizontal drilling and hydraulic fracturing techniques that Chesapeake and other industry peers have pioneered in deep shale formations across the U.S.

“By analyzing our own and industry peer well performance, we know that the initial productivity of a majority of the industry’s shale gas wells have been steadily improving, both in initial production rates and the expected ultimate recoveries of natural gas.  We fully expect that the majority of these wells will be productive for 30-50 years, or even longer.  In fact, Chesapeake and the industry are currently producing from vertical Devonian Shale natural gas wells in Appalachia that were drilled more than 100 years ago, and new horizontal wells that interface with a significantly greater amount of shale that may produce that long as well.  In fact, Chesapeake operates or has an interest in nearly 8,000 wells that are more than 30 years old and we believe there is ample evidence that shale gas wells can produce for as long as other natural gas wells have been able to produce.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

“The Times questioned the economic merits of shale gas production in complete disregard and/or ignorance of supply and demand fundamentals as well as recent and forward market natural gas prices.  No one would argue that with today’s natural gas prices the economics of dry gas projects have lower rates of return than they do at prices of $5.00-$6.00 per thousand cubic feet (mcf), which we believe will ultimately be the prevailing price when higher natural gas demand arrives in the years ahead from the utility and transportation sectors.  The primary focus of our current drilling program – as we’ve said on numerous occasions through our various press releases and conference calls – has been on identifying and developing new natural gas plays in the U.S. wherein natural gas liquids and oil will add significantly to the overall project economics.  Nevertheless, we and others in the industry continue to have learning-curve benefits that make U.S. shale gas projects attractive to the global energy industry.

“In addition to Chesapeake, the list of large companies now active in shale gas development in the U.S. includes such world class energy companies as Anadarko, BG, BHP, BP, Chevron, CNOOC, Conoco, Devon, EnCana, ENI, EOG, ExxonMobil, KNOC, Marathon, Mitsubishi, Mitsui, PetroChina, Reliance, Shell, Statoil, Talisman, and Total, among others.  Consider whether it could really be possible that all of these well-respected energy leaders, with a combined market cap of almost $2 trillion, know less about the economics of shale gas production than a single New York Times reporter, a few environmental activists and a handful of shale gas doubters?

“It is also absurd to conclude that shale gas wells are underperforming while America is awash in natural gas and benefiting from natural gas prices less than half of what they averaged in 2008.  I also note that Chesapeake and other shale gas producers are routinely beating natural gas production forecasts.  In fact, in 2009, thanks to shale gas, the U.S. passed Russia as the largest natural gas producer in the world.  Today shale gas production represents approximately 25% of total U.S. natural gas production.  How can shale gas wells be underperforming if shale gas companies are beating their production forecasts, natural gas prices remain low and U.S. natural gas demand is at a record high?

“Finally, I am proud to be associated with the American natural gas industry – an industry that is providing a direct economic stimulus to the U.S. economy of more than $250 million a day through lower natural gas prices than in 2008.  The indirect economic effects are likely many times this amount.  In addition, the U.S. natural gas industry has created more than 500,000 jobs in the past seven years of the gas shale revolution and created tens of billions of dollars in economic value, while at the same time reducing the need to perpetuate massive trade deficits from reliance on foreign energy sources. Natural gas is the only available, scalable and affordable fuel that can reduce oil imports, reduce air pollution, create jobs, enhance national security and save Americans money on energy costs.  Chesapeake will continue to deliver natural gas in increasing quantities in the years ahead to meet the increasing market demand from consumers for this American treasure.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.